Exhibit 99.2

VIROPHARMA INCORPORATED Contacts:

Michelle Larkin
Manager, PR and Advocacy
Phone: 610-321-2886

Robert Doody
Director, Investor Relations
Phone: 610-321-6288

VIROPHARMA PROVIDES UPDATE ON PHASE 2 CLINICAL EVALUATION OF SUBCUTANEOUS CINRYZE® (C1 ESTERASE INHIBITOR [human] WITH RECOMBINANT HUMAN HYALURONIDASE (rHuPH20)

Exton, PA, August 1, 2013 — ViroPharma Incorporated (NASDAQ: VPHM)  today announced that following discussion with the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration, ViroPharma is going to discontinue this Phase 2 study.  The discontinuation of the study is a precaution related to the emergence of and unexpected incidence and titer of non-neutralizing anti-rHuPH20 antibodies in a number of patients with the formulation being used in this study. These antibodies have not been associated with any adverse clinical effects and are of unknown clinical significance.

The study was fully enrolled and 41 patients completed at least one dosing arm of study drug with a total of 20 patients having completed both dosing arms. These data will be informative for design of future subcutaneous administration studies.

In parallel with the conduct of this Phase 2 study, we have developed an optimized, low-volume subcutaneous formulation of Cinryze. As a result, ViroPharma expects to conduct a Phase 3 subcutaneous registration study with this alternative formulation in the same time frame that had been anticipated previously for the combination product.

ViroPharma will be conducting a conference call to discuss the second quarter financial results and other business this morning and will provide additional information related to the subcutaneous administration development program.

Cinryze is approved in the United States as intravenous (IV) administration for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), and in Europe for routine prevention, pre-procedure prevention and acute treatment of angioedema attacks in adolescent and adult patients with HAE.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and all other operational results of the first quarter on August 1, 2013 and discuss developments in the subcutaneous Cinryze clinical development program at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international).  After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com.  Windows Media or Real Player will be needed to access the webcast.  An audio archive will be available at the same address until August 15, 2013.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product.  In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE.  In the E.U., the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur.  Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy.  Monitor patients with known risk factors for thrombotic events.  With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site.  Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials.  No drug-related serious adverse events (SAEs) were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few, if any, clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, adrenal insufficiency, and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and healthcare professionals we serve.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s website, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business.

ViroPharma Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including the therapeutic indication and use, safety, efficacy, tolerability and potential of Cinryze and our focus, goals, strategy, research and development programs, and ability to develop pharmaceutical products, commercialize pharmaceutical products, and execute on our plans including clinical development activities with Cinryze related to subcutaneous administration in combination with rHuPH20 or alternatively as a standalone low volume formulation. There can be no assurance that clinical investigation of Cinryze in combination with rHuPH20 will resume. We may also experience delays in commencing a Phase 3 study of the subcutaneous administration of low volume Cinryze as a standalone therapy.  Additionally, future studies with low volume Cinryze as a standalone therapy may not yield positive results or support further development of Cinryze for subcutaneous administration. The FDA or EMA may view the data regarding subcutaneous administration of low volume Cinryze as a standalone therapy as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of Cinryze for subcutaneous administration. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

# # #